UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 25, 2006

RED HAT, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26281	06-1364380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Varsity Drive Raleigh, North Carolina	27606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 754-3700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

2006 Non-Employee Director

Compensation Plan

On September 25, 2006, the Board of Directors of Red Hat, Inc. (“Red Hat” or the “Company”) revised the compensation program for non-employee directors, which will become effective on October 1, 2006 (the “2006 Director Compensation Plan”).

Cash Compensation

Under the 2006 Director Compensation Plan, non-employee directors receive cash fees, paid in equal quarterly amounts, as follows:

•	each non-employee director receives an annual cash fee of $50,000 for board service;

•	the director designated as the Lead Director by the non-employee directors receives an additional annual cash fee of $30,000;

•	each non-employee director serving on a standing committee will receive an additional annual cash fee of $15,000 (Audit Committee), $10,000 (Compensation Committee) or $5,000 (Nominating and Corporate Governance Committee) for each standing committee on which they serve; and

•	each chair of a standing committee (other than the Lead Director if he/she also serves as a committee chair) receives an additional annual cash fee of $30,000 (Audit Committee), $20,000 (Compensation Committee) or $10,000 (Compensation or Nominating and Corporate Governance Committee) for each standing committee on which they serve as chair.

All cash compensation shall be paid in equal quarterly installments on February 15, May 15, August 15 and November 15 of each year.

In addition, directors may choose to defer all or a portion of their cash compensation into fully vested deferred stock units, which represent the right to receive shares of the Company’s common stock, at the earlier of (1) termination of the director’s board service or (2) a future date, at least three years following the date of issuance of the deferred stock unit, as designated by the director on or before the issuance of the deferred stock unit. The number of deferred stock units shall be calculated based on the fair market value of the Company’s Common Stock on the date of grant.

Equity Compensation

Non-employee directors are also eligible to receive equity compensation under Red Hat’s Amended and Restated 2004 Long-Term Incentive Plan (the “2004 Plan”) and any successor plans. All awards to non-employee directors under the 2004 Plan will have a maximum term of five years and my not be exercised following the expiration of the option term. Under the 2006 Director Compensation Plan, non-employee directors receive equity compensation under the Company’s then-effective equity compensation plan as follows.

•	Upon initial election to the Board, an option to purchase 40,000 shares of the Company’s common stock at the fair market value on the date of grant and vesting over a three-year period. One-third of the shares underlying the option shall vest on the first anniversary of the date of grant, and the remaining two-thirds shall vest in equal installments on the first day of each three month period following the first anniversary of the date of grant.

•	On the earlier of (i) August 13 of each year or (ii) the date of the annual stockholder’s meeting, for those non-employee directors who have completed at least eight months of service, options to purchase 15,000 shares of the Company’s common stock at the fair market value on the date of grant. The option shall vest over a one year period in 25% increments beginning on the first day of each three month period following the grant date.

In addition, non-employee directors may choose to receive any portion of their initial or annual option grants in the form of deferred stock units or restricted stock awards (at the ratio of 35 deferred stock units for every 100 shares of common stock underlying options granted). The deferred stock units or restricted stock awards vest on the same terms as the underlying grant. The deferred stock units may be converted into shares of the Company’s common stock at the earlier of (1) termination of the director’s board service or (2) a future date, at least three years following the date of issuance of the deferred stock unit but not before vesting, as designated by the director on or before the issuance of the deferred stock unit.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The exhibits listed in the accompanying Exhibit Index are filed as part of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2006	RED HAT, INC.

	By:	/s/ DeLisa Alexander
DeLisa Alexander
Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Red Hat, Inc. 2006 Non-Employee Director Compensation Plan

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